Exhibit 99.1

rue21, inc. Appoints Harlan M. Kent to Board of Directors

Warrendale, PA – May 30, 2012 (Globe Newswire) – rue21, inc. (the “Company”) [NASDAQ: rue], a leading specialty apparel retailer, today announced that Harlan M. Kent has been appointed to join the Company’s Board of Directors and will serve on its Compensation Committee. Mr. Kent, age 49, is the current President and Chief Executive Officer of Yankee Candle Company, the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the United States. Mr. Kent has over 25 years experience in consumer products and retail strategy, marketing and brand development. The appointment of Mr. Kent increases the number of Board members to eight and the number of independent directors to seven.

Bob Fisch, Chief Executive Officer and Chairman of the Board of Directors, stated: “I am delighted to welcome Harlan to our Board. His senior leadership experience in the retail sector and expertise in brand building and strategic marketing will make Harlan a valuable addition to our team. We look forward to benefiting from his perspective and experience as we continue to pursue new opportunities to expand our business.”

Mr. Kent joined Yankee Candle in 2001 as Senior Vice President of the Wholesale Division and was promoted to President of the company in 2004. He was promoted to COO in 2007 and became CEO in 2009. Before joining Yankee Candle, Mr. Kent was Senior Vice President of Global Wholesale for Totes Isotoner, a Bain Capital portfolio company. Before joining Totes Isotoner, Mr. Kent held senior marketing and sales roles with the Winchester Division of Olin Corporation and The Campbell Soup Company. He started his career as a consultant with Bain and Company. Mr. Kent was featured in the March 30, 2012 episode of the CBS show Undercover Boss. He serves as a Director of the AT Cross company and also serves on several non profit boards.

About rue21, inc.:

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 810 stores in 46 states. Learn more at www.rue21.com.

Contact:

Joseph Teklits

ICR, Inc

203-682-8200

jteklits@icrinc.com